Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2021 FOURTH QUARTER AND FULL YEAR RESULTS

•	Record Fiscal 2021 Full Year EPS of $4.55 and Fourth Quarter EPS of $0.89

•	Ends Fiscal 2021 with $97.4 Million in Cash and Cash Equivalents, No Debt

•	Delivers Over $69 Million of Capital to Shareholders through Dividends and Stock Repurchases in Fiscal 2021

•	Declares Regular Quarterly Cash Dividend of $0.25 per share

EL SEGUNDO, Calif., March 1, 2022 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2021 fourth quarter and full year ended January 2, 2022.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our fourth quarter performance capped off a second consecutive record year of sales and earnings. In addition to strong top line sales, our 2021 results were driven by continued expansion of our merchandise margins, which reflected robust consumer demand, a constrained supply chain and a reduction in our promotions compared to pre-pandemic periods. With our strong earnings performance over the course of 2021, we enhanced our balance sheet while providing more than $69 million of capital back to shareholders through dividends and stock repurchases.”

As previously reported, for the 13-week fiscal 2021 fourth quarter, net sales were $273.4 million compared to net sales of $290.6 million for the 14-week fourth quarter of fiscal 2020. Same store sales increased 0.2% for the fourth quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020 and increased 10.6% compared to the fourth quarter of fiscal 2019.

As a result of the Company’s fiscal calendar, the fourth quarter of fiscal 2021 included 13 weeks, the fourth quarter of fiscal 2020 included 14 weeks, the fiscal 2021 full year included 52 weeks and the fiscal 2020 full year included 53 weeks. The Company’s same store sales results for the fourth quarter reflect comparable 13-week periods, and for the full year reflect comparable 52-week periods.

Gross profit for the fiscal 2021 fourth quarter was $103.0 million, which compares to $102.4 million in the fourth quarter of the prior year. The Company’s gross profit margin was 37.7% in the fiscal 2021 fourth quarter versus 35.2% in the fourth quarter of the prior year. The Company’s merchandise margins increased by 194 basis points for the fourth quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020 and increased by 437 basis points versus the fourth quarter of fiscal 2019. The increase in gross profit margin also reflected lower distribution costs, including costs capitalized into inventory, as a percentage of net sales, partially offset by the favorable impact from an insurance settlement in the prior year period.

Selling and administrative expense as a percentage of net sales was 27.9% in the fiscal 2021 fourth quarter versus 25.6% in the fiscal 2020 fourth quarter. Overall selling and administrative expense for the quarter increased by $1.8 million from the prior year primarily due to increased store-related costs, along with higher advertising expense, which remained substantially below pre-pandemic levels. The comparison to the prior year also reflected the prior year period’s favorable impact from an insurance settlement.

Net income for the fourth quarter of fiscal 2021 was $19.9 million, or $0.89 per diluted share, above the high end of the Company’s most recent guidance range, which was $0.84 to $0.86 per diluted share. This compares to net income of $21.0 million, or $0.95 per diluted share in the fourth quarter of fiscal 2020, which included a previously reported benefit of $0.12 per diluted share.

For the 52-week fiscal 2021 full year, net sales increased to a record $1.16 billion compared to net sales of $1.04 billion for the 53-week fiscal 2020. Same store sales increased 13.9% for the fiscal 2021 full year compared to fiscal 2020 and increased 17.5% compared to fiscal 2019. Net income for fiscal 2021 was a record $102.4 million, or $4.55 per diluted share, including a previously reported net benefit of $0.06 per diluted share. This compares to net income for fiscal 2020 of $55.9 million, or $2.58 per diluted share, including a previously reported net benefit of $0.25 per diluted share.

Adjusted EBITDA was $31.5 million for the fourth quarter of fiscal 2021 and was $152.0 million for the full 2021 fiscal year. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2021 fiscal year with no borrowings under its credit facility and with cash and cash equivalents of approximately $97.4 million. The year-end cash balance for fiscal 2021 compares to no borrowings under the Company’s credit facility and $64.7 million of cash and cash equivalents as of the end of the 2020 fiscal year. Total merchandise inventories increased by approximately 7.1% as of the end of fiscal 2021 versus the end of the prior fiscal year.

Quarterly Cash Dividend and New Share Repurchase Program

During fiscal 2021, the Company returned to shareholders over $69 million in value through a combination of regular and special cash dividends and open-market stock repurchases. In the fiscal 2021 fourth quarter, the Company repurchased 260,825 shares of its common stock.

The Board of Directors has declared a quarterly cash dividend of $0.25 per share, which will be paid on March 25, 2022, to stockholders of record as of March 11, 2022.

The Company’s Board of Directors has authorized a new share repurchase program for the purchase of up to $25.0 million of the Company’s common stock. This program replaces the Company’s previous share repurchase program, under which $7.7 million remained available for repurchases. Under the current authorization, the Company may purchase shares from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission. However, the timing and amount of such purchases, if any, would be at the discretion of the Company’s management and Board of Directors, and would depend on market conditions and other considerations.

First Quarter Guidance

For the fiscal 2022 first quarter, the Company expects same store sales to decrease 10% to 13% compared to the fiscal 2021 first quarter, with earnings per diluted share in the range of $0.30 to $0.40. This compares to a same store sales increase of 31.8% and record first quarter earnings per diluted share of $0.96 in the first quarter of fiscal 2021, which included a previously reported net benefit of $0.06 per diluted share.

The Company’s sales and earnings guidance for the fiscal 2022 first quarter assumes that any new conditions relating to the COVID-19 pandemic, including any regulations that may be issued in response to the pandemic, will not materially impact the Company’s operations during the period.

Mr. Miller commented, “Our outlook for the 2022 first quarter reflects very difficult comparisons to our record 2021 first quarter. Additionally, guidance reflects challenged quarter-to-date winter product sales resulting from unseasonably warm and dry winter weather in our western markets, along with headwinds related to the Omicron variant and ongoing supply chain disruptions. Despite these challenges, we believe we are positioned to deliver first quarter earnings near or above any pre-pandemic first quarter earnings in our history. Looking beyond the current quarter, while comparisons to the prior year will continue to be challenging, our outlook remains very positive, and we are confident in the flexibility of our business model and diverse product mix.”

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, March 1, 2022. To access the conference call, participants in North America may dial (855) 327-6837 and international participants may dial (631) 891-4304. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through March 8, 2022 by calling (844) 512-2921 to access the playback; the passcode is 10018302.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended January 2, 2022. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 weeks ended January 2, 2022	52 weeks ended January 2, 2022

	(In thousands)
GAAP net income (as reported)	$19,906	$102,386
+ Interest (as reported)	192	893
+ Income tax expense (as reported)	6,796	32,738
+ Depreciation and amortization (as reported)	4,577	17,698

EBITDA	$31,471	$153,715

- Elimination of liability for an employment agreement	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	(709)

Adjusted EBITDA	$31,471	$152,011

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	January 2, 2022	January 3, 2021
ASSETS
Current assets:
Cash and cash equivalents	$97,420	$64,654
Accounts receivable, net of allowances of $62 and $58, respectively	13,654	19,879
Merchandise inventories, net	279,981	251,180
Prepaid expenses	16,293	11,684

Total current assets	407,348	347,397

Operating lease right-of-use assets, net	270,110	278,607
Property and equipment, net	60,401	57,245
Deferred income taxes	12,097	13,831
Other assets, net of accumulated amortization of $905 and $2,407, respectively	3,997	2,914

Total assets	$753,953	$699,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,359	$80,882
Accrued expenses	85,041	82,877
Current portion of operating lease liabilities	76,882	73,737
Current portion of finance lease liabilities	3,518	2,089

Total current liabilities	269,800	239,585

Operating lease liabilities, less current portion	204,134	217,788
Finance lease liabilities, less current portion	6,456	2,504
Other long-term liabilities	6,254	7,479

Total liabilities	486,644	467,356

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,109,003 and 25,580,541 shares, respectively; outstanding 22,097,467 and 21,930,328 shares, respectively	260	255
Additional paid-in capital	124,909	121,837
Retained earnings	192,261	153,073
Less: Treasury stock, at cost; 4,011,536 and 3,650,213 shares, respectively	(50,121)	(42,527)

Total stockholders’ equity	267,309	232,638

Total liabilities and stockholders’ equity	$753,953	$699,994

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 2, 2022	January 3, 2021	January 2, 2022	January 3, 2021
Net sales	$273,357	$290,582	$1,161,820	$1,041,212
Cost of sales	170,321	188,194	725,991	692,041

Gross profit	103,036	102,388	435,829	349,171
Selling and administrative expense	76,142	74,366	299,812	275,406
Other income	—	—	—	(2,500)

Operating income	26,894	28,022	136,017	76,265
Interest expense	192	197	893	1,880

Income before income taxes	26,702	27,825	135,124	74,385
Income tax expense	6,796	6,803	32,738	18,445

Net income	$19,906	$21,022	$102,386	$55,940

Earnings per share:
Basic	$0.92	$0.99	$4.73	$2.63

Diluted	$0.89	$0.95	$4.55	$2.58

Weighted-average shares of common stock outstanding:
Basic	21,718	21,326	21,670	21,260

Diluted	22,454	22,121	22,512	21,663